Exhibit 5.1

One Azrieli Center, Tel Aviv 67021 Israel Tel. 972-3-6074700, Fax. 972-3-6074701 w w w . r o s e n l a w .c o . i l	Ori Rosen* Keren Wacht Oren Knobel*	Itzhak Zach Elie Sprung Hila Iron
	Ori Kalechman	Sharon Harel
	Galia Arad**	Noam Meir
Ariel Frank

* Also admitted in New York
** Also admitted in Switzerland
July 10, 2007
Ref: 09071119
Voltaire Ltd.
9 Hamenofim Street Building A
Herzeliya 46725
Israel
Re: Registration Statement on Form F-1
Ladies and Gentlemen:
     We have acted as special Israeli counsel for Voltaire Ltd., an Israeli company (the “Company”), in connection with the preparation of a registration statement on Form F-1 (the “Registration Statement”) pursuant to the United States Securities Act of 1933, as amended (the “Act”), filed with the United States Securities and Exchange Commission (the “SEC”) on July 10, 2007, as thereafter amended or supplemented, in connection with a proposed underwritten public offering by the Company of: (i) 5,770,000 Ordinary Shares, par value NIS 0.01 per share, of the Company (the “Firm Company Shares”), and 1,923,000 Ordinary Shares, par value NIS 0.01 per share, by certain selling shareholders (the “Firm Shareholder Shares”) as set forth in the Registration Statement, and (ii) up to an additional 865,462 Ordinary Shares, par value NIS 0.01 per share, by the Company (the “Additional Company Shares” and, together with the “Firm Company Shares”, the “Company Shares”), and up to an additional 288,488 Ordinary Shares, par value NIS 0.01 per share, by certain selling shareholders (the “Additional Shareholder Shares” and, together with the “Firm Shareholder Shares”, the “Shareholder Shares”) if the several underwriters of the Offering (the “Underwriters”) named in Schedule A to the Purchase Agreement to be entered into by and among the Company and the Underwriters elect to exercise an over-allotment option contemplated to be granted to the Underwriters by the Company. This opinion letter is rendered pursuant to Item 8(a) of Form F-1 and Item 601(b)(5) of the SEC’s Regulation S-K.
     We have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. With respect to the accuracy of material factual matters relevant to our opinion, we have relied exclusively, without any independent investigation or verification, upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and due execution and delivery by such parties of such documents and the validity and binding effect thereof. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.
Based upon and subject to the foregoing, we are of the opinion that insofar as Israeli law is concerned:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Israel.

2.	The Company Shares have been duly authorized by the Company, and, upon issuance and sale by the Company as contemplated in the Registration Statement and any amendments and supplements thereto, upon delivery thereof against payment therefor as described in the Registration Statement and, subject to final action by the board of directors of the Company or a pricing committee of the board of directors approving the precise number and the price of the Company Shares, will be validly issued, fully paid and non-assessable.

3.	The Shareholder Shares have been duly authorized, and are validly issued, fully paid and nonassessable.
     We do not express or purport to express any opinions with respect to laws other than the laws of the State of Israel as the same are in force on the date hereof. Further, this opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter is effective only as of its date and we disclaim any obligation to advise of any subsequent change of law or fact.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,
/s/ Oren Knobel

Ori Rosen & Co.